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        RULES OF UK SUB-PLAN OF THE VARI-LITE INTERNATIONAL, INC 1997

                                 OMNIBUS PLAN


          (1997 OMNIBUS PLAN ADOPTED BY VARI-LITE INTERNATIONAL, INC

          (THE TEXAS CORPORATION) ON 11 AUGUST 1997 AND BY VARI-LITE

       INTERNATIONAL, INC (THE DELAWARE CORPORATION) ON 15 OCTOBER 1997

         (UK SUB-PLAN APPROVED BY THE INLAND REVENUE ON [           ],

                              REFERENCE X19046


1.     ADOPTION OF THE UK SUB-PLAN


       Vari-Lite International, Inc, a Delaware Corporation ("the Company") has adopted this UK Sub-Plan ("the UK Sub-Plan") of the Vari-Lite International, Inc 1997 Omnibus Plan ("the Parent Plan") for the purpose of granting rights to acquire shares of Common Stock of the Company ("Options") to employees of it and its subsidiaries in the United Kingdom. The UK Sub-Plan is intended to qualify as an approved share option plan under Schedule 9 to the Income and Corporation Taxes Act 1988 ("the Taxes Act").


2.     THE PARENT PLAN


       The Parent Plan attached as Exhibit "A" to these Rules shall apply to the UK Sub-Plan subject to the additional restrictions and amendments specified below. References to Schedule 9 are to Schedule 9 to the Taxes Act.


3.     DEFINITIONS AND SCOPE OF THE UK SUB-PLAN


3.1. The definition of "Subsidiary" in Section 1 of the Parent Plan shall include, for purposes of

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       the UK Sub-Plan, only those companies of which the Company has control within the meaning of Section 840 of the Taxes Act.


3.2. For the purposes of the UK Sub-Plan the description of "employees" in Sections 1 and 4 of the Parent Plan shall include employees of the Company and its Subsidiaries, but shall not include:


       (i) any person who is precluded by paragraph 8 of Schedule 9 from participating in a UK revenue approved share scheme; or


       (ii) any person who is a "non-employee director" as referred to in Sections 1 and 4 of the Parent Plan.


       In addition, an "employee" who is a Director must be required to devote to his or her duties at least 25 hours per week excluding meal breaks.


3.3. An award granted under the UK Sub-Plan is intended to qualify as a Nonqualified Stock Option ("NQSO") ("the Option"). The references at
       Section 1, Section 5 paragraphs (b)(i) to (v) and Sections 6, 7, 8 and 9 of the Parent Plan to:

       (i)    Incentive Stock Options ("ISOs");

       (ii)   Stock Appreciation Rights ("SARs");

       (iii)  Restricted Stock Awards ("Restricted Stock");

       (iv)   Performance Awards ("Performance Awards"); and

       (v) Other forms of stock-based incentive awards shall not apply for the purposes of the UK Sub-Plan.


4.     SHARES OF STOCK SUBJECT TO THE UK SUB-PLAN


4.1. The shares of Common Stock of the Company ("Common Stock") in respect of which an

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       Option may be granted under the UK Sub-Plan must satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 both at the time of grant and at the time of exercise.


4.2. The provisions of the fourth paragraph of Section 18 of the Parent Plan shall be construed in accordance with this Rule 4.1.


5.     ADMINISTRATION OF THE PLAN


5.1. No conditions may be imposed by the Committee or the Board in respect of an Option granted under the UK Sub-Plan pursuant to Sections 3 or 10 of the Parent Plan without the prior approval of the Board of Inland Revenue. If such conditions involve the satisfaction of performance criteria, those criteria must be of an objective nature. No amendment to any condition imposed pursuant to this Rule 5.1 shall be effective in respect of an Option granted under the UK Sub-Plan without the prior approval of the Board of Inland Revenue.


5.2. Any arrangements adopted by the Committee pursuant to Section 5 paragraph a(iii)(B) of the Parent Plan shall be approved by the Board of Inland Revenue.


6.     STOCK OPTIONS


6.1. The form of the stock option agreement referred to at Sections 5 and 12 of the Parent Plan and attached as Exhibit B to these Rules must be approved by the Board of Inland Revenue for use in connection with an Option granted under the UK Sub-Plan.


6.2. For the purposes of Section 5 paragraph (a)(i) of the Parent Plan the term of any option granted under the UK Sub-Plan shall not be capable of exceeding a period of 10 years calculated from the date of grant as shown on the form of option agreement.

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6.3.   Any Option granted under the UK Sub-Plan with an exercise price equal to the initial public offer price appearing in the Company's Prospectus issued [insert date] ("the Initial Public Offer Price") shall lapse if such initial public offer is not completed.


7.     FAIR MARKET VALUE


7.1. For the purposes of an Option granted under the UK Sub-Plan if the Common Stock is not fully listed on the New York Stock Exchange on any day the Fair Market Value of the Common Stock shall be determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purpose of the UK Sub-Plan with the Inland Revenue Shares Valuation Division on or before that day, and accordingly, the third paragraph of Section 10 of the Parent Plan shall not therefore apply.


8.     OPTION EXERCISE PRICE


       The Option exercise price of any Option granted under the UK Sub-Plan shall not be set at a level below 100% of the "Fair Market Value" of Common Stock as at the date of grant of an Option. Accordingly the words at Section 5 paragraph (a)(i) of the Parent Plan "unless deemed by the Committee" shall not apply for the purposes of the UK Sub-Plan.


9.     LIMITATIONS


9.1. The grant of an Option under the UK Sub-Plan pursuant to Section 5 paragraph (a)(i) of the Parent Plan shall be subject to the restriction that no Option shall be granted to an employee if immediately following such grant the employee would hold Options under the UK Sub-Plan or any other UK Revenue approved share option plan operated by the Company or any Subsidiary (not being a UK Revenue approved savings-related share option plan) with an aggregate Fair Market Value in excess of L30,000, or such other limit as may apply from time to time under paragraph 28 of
       Schedule 9 ("the Limit"), determined on the basis of the

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       Fair Market Value of shares of Common Stock as at the date(s) of grant of the relevant Options.


10.    FORM OF CONSIDERATION


       The exercise price of the Common Stock subject to an Option under the UK Sub-Plan shall be paid in cash. Accordingly, Section 5 paragraph (a)(ii) and Section 5 paragraph (a)(iii) shall not apply. For the avoidance of doubt, the provisions of Section 5 paragraph (a)(iii)(B) permitting the Participant to simultaneously exercise an Option and sell the shares of Common Stock acquired pursuant to arrangements approved by the Committee shall apply.


11.    EXERCISE OF OPTIONS


11.1. The provisions of Section 10 of the Parent Plan relating to the exercise of Options shall be subject to the additional restriction that no Option may be exercised under the UK Sub-Plan by a Participant at any time when he is precluded by paragraph 8 of Schedule 9 from participating in the UK Sub-Plan.


11.2. Shares must be allotted within 30 days after receipt of the Exercise Notice in the form attached as Exhibit C to the UK Sub-Plan.


11.3. Shares acquired on the exercise of an Option shall, except for any rights determined by reference to a date preceding the date of allotment, rank pari passu with other shares of the same class in issue at the date of allotment.


12.    NON-TRANSFERABILITY


12.1. An Option granted under the UK Sub-Plan is non-transferrable and therefore the words at Section 11(ii) of the Parent Plan providing for transfer in the event of disability shall not

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       apply for the purposes of Options granted under the UK Sub-Plan.


12.2. The words at Section 16 of the Parent Plan "Other than by will or the laws of descent and distribution" shall not apply for the purposes of an Option granted under the UK Sub-Plan.


13.    TAX WITHHOLDING


       The provisions of Section 13(ii) of the Parent Plan shall not apply for the purposes of an Option granted under the UK Sub-Plan.


14.    DILUTION OR OTHER ADJUSTMENT


14.1. The provisions in the first sentence of Section 15 of the Parent Plan for the substitution of new Awards, or the assumption of unexpired Awards by another corporation, shall only apply to an Option granted under the UK Sub-Plan if the conditions at Rule 15 of the UK Sub-Plan are satisfied.


14.2. No adjustment may be made under the UK Sub-Plan pursuant to Section 15 of the Parent Plan in relation to a merger, separation (including a spin-off), reclassification or other similar change in capitalization or in the corporate structure.


14.3. The provisions of Section 14 of the Parent Plan shall be subject to the requirement that all such adjustments must be certified in writing by the Company's auditors for the time being as fair and reasonable and that no adjustments in respect of subsisting Options or of Options to be granted in the future under the UK Sub-Plan shall take effect without the approval of the Board of Inland Revenue.





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15.    CHANGE OF CONTROL


15.1. In the event of any company ("the Acquiring Company") obtaining control of the Company as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or to acquire all the shares in the Company which are of the same class as the shares subject to a subsisting Option granted under the UK Sub-Plan ("the Old Option"), the Participant (or the Company on behalf of the Optionee) may seek the agreement of the Acquiring Company and, if such agreement is obtained, the Participant may release the Old Option in consideration of the grant of a new option ("the New Option") which satisfies the following conditions:


       (a) it is over shares in the Acquiring Company or in a company which has control of the Acquiring Company which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Income and Corporation Taxes Act 1988;


       (b) is a right to acquire such number of such shares as has on acquisition of the New Option an aggregate Fair Market Value equal to the aggregate Fair Market Value of the shares subject to the Old Option on its disposal;


       (c) has an option price per share such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Old Option; and


       (d)    is otherwise identical in terms to the Old Option.


15.2. The New Option shall, for all other purposes of the UK Sub-Plan, be treated as having been acquired at the same time as the Old Option which is released in consideration for the grant of the New Option.

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15.3.  Where any New Option is granted pursuant to this Rule 15, the provisions of the UK Sub-Plan shall, in relation to the New Option, be construed as if references to the Company and the shares were references to the Acquiring Company or, as the case may be, to the other company to whose shares the New Option relates and to the shares in that other company.


15.4. The release of the Old Option and the grant of a New Option under this Rule 14 will take place within the period of six months beginning with the time when the person making the offer has obtained control of the Company and any conditions subject to which the offer is made are satisfied.


16.    AMENDMENTS


       Any amendment to the Parent Plan which affects the UK Sub-Plan, or to the UK Sub-Plan, pursuant to Section 17 of the Parent Plan shall only take effect in respect of the UK Sub-Plan with the prior approval of the Board of Inland Revenue.
















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